Exhibit 10.13
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HOMELAND ENERGY SOLUTIONS, LLC
NEW HAMPTON PROJECT — PROJECT DEVELOPMENT ASSISTANCE
SCOPE OF WORK
1.0 INTRODUCTION
The scope of work described herein is to support Homeland Energy Solutions, LLC (HES) in project development activities for a single 100 Million gallon ethanol and co-product development facility using a coal gasification facility as the source of energy. The plant is located near New Hampton, Iowa. Burns & McDonnell (B&Mc) will serve as HES contact for this effort and will utilize professionals from Hill & Associates (H&A) and Econo-Power International Corporation (EPIC) in supporting the completion of this effort. The term “Project Team” used in this document shall refer to selected personnel from B&Mc, EPIC, and H&A.
2.0 SCOPE OF WORK
Listed below are tasks pertaining to scope of work for this project. Not discussed below are scheduled meetings with the Project Team and HES personnel. These meetings will take place about ever four (4) weeks in Mason City or New Hampton and will discuss status, open issues, etc.
2.1 Task 1 — Trip to China
EPIC will set up the details of a trip to China to visit facilities currently operating coal-burning gasifiers. Visits to at least two facilities will be arranged for as many finance and project personnel as needed. The purpose of this trip will be to verify the operating record, performance, costs, etc. of coal-burning gasification facilities identical or very similar to that proposed for the HES New Hampton project.
2.2 Task 2 — Development of Front End Loaded (FEL II) Detailed Cost and Preliminary Design Engineering
B&Mc will perform design and FEL II level cost estimates (when applicable) for the Balance of Plant (BOP) items outside the gasifier. Deliverables will include the following:
•	Overall Site Plan

•	Coal Handling System

•	Rail Loop / Spur

•	Preliminary Balance of Plant Piping and Instrumentation Diagrams including: Cooling Water System, Plant Air System, Steam System, Fire Protection System, Sulfur Loadout, Water Treatment, Natural Gas Interconnection

•	One Line Diagrams for BOP Systems

•	Preliminary Building Layouts

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EPIC will perform design and FEL level cost estimates (when applicable) for the gasifiers.
Deliverables will include the following:
•	Process Flow Diagram

•	Design Basis Description

•	Material Balances (design case and guarantee case)

•	Piping and Instrumental Diagrams

•	Electrical Single Line Diagrams

•	General Arrangement Drawings

•	Equipment Data Sheets

•	Equipment List

•	FEL II level Estimates or Gasifier Engineering, Equipment, and Materials and Construction

•	Gasifier General Arrangements

•	Operating Data

•	Bar Chart Construction Schedule
2.3 Task 3 — Refinement of Coal Supply and Transportation Options
This effort work will include identifying and meeting with coal suppliers, railroads, barge companies, and coal terminal operators to work out a potential coal supply chain and coal source or sources. Third party coal suppliers may be identified and contacted as well in order to obtain the most economic supply chain. One or two of the nearby utility plants identified in the original study will be contacted to ascertain their ability to supply coal.
Determining the best coal supply to the New Hampton plant will be an iterative process that will require diligence and working through all of the potential steps. Some of these will be dead ends while some will provide potential and after the pursuit of the options with potential, a best choice or combination of choices that provides the best economics can be arrived at.
Initial work will be via phone and e-mail; however, meetings with potential prospects will be required in some cases.
Coal Supply — H&A will identify the potential coal sources in the Wyoming Powder River Basin that can most economically supply the HES New Hampton Plant. The coal suppliers will be prioritized and contacted to determine interest levels and availability of coal supply for New Hampton. Peabody has expressed interest in building and industrial supply hub in the Midwest. H&A will explore this with them. In addition, one or two of the utilities identified in the original report as being near the New Hampton site will be contacted to determine willingness to provide use of their facilities and/or willingness to provide a coal supply from their purchases to the New Hampton plant. Third party coal and transportation suppliers may be contacted in order to determine their interest in supplying coal to the project on a delivered basis if it appears that other options are not viable or of interest to the parties requested.

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Coal Transportation — H&A will give potential coal suppliers the option to provide transportation, i.e. coal delivered to the plant. This may or may not be attractive to individual suppliers. Utilization of transportation to existing power plants may be another option, although with the recent problems with rail delivers this may be a long shot. H&A will explore this option to the extent it may be possible. A third party coal supplier with transportation will also be explored. Several major utilities can provide this option as well as some independent coal brokers.
H&A will explore the options for trucking of the coal to the plant from either a utility plant or one of the barge terminals. The last option with regard to transportation is to arrange for it as a direct coal customer and contract directly with the railroad, barge companies and terminal directly. This is a major undertaking for the small amount of coal involved as it requires significant and ongoing work to administer the contracts and deal with the logistics of the coal movements, storage, trans-loading, and trucking. There is the potential that H&A could provide this service to HES should this option become a likely outcome.
If any other options become apparent during the course of this work, H&A will pursue those options if they appear to be economic and workable.
H&A will also discuss the project with the key railroads involved to determine the ability to deliver coal to the project and potential transportation costs. H&A will have to take care regarding discussions with multiple parties due to conflicts with how the railroads operate with their customers. It typically does not work well for multiple parties to be asking the railroads for rates to a particular destination unless they are told up front this may be the case.
It is imperative from a competitive standpoint to have transportation in place prior to signing a coal supply agreement. Many times if you sign the coal supply agreement first you are locked in to a particular transportation route. The transportation companies are very resourceful and adept with this and will use it to maximize their potentials.
2.4 Task 4 — Development of Plant Performance Guarantees
Final values for all guarantees cannot be completed until the specific coal commodity has been determined resulting from Task 3 above. Once that is completed, the following performance guarantees will be provided:
•	Fuel Gas Production Output

•	Fuel Gas Heating Value

•	Sulfur Quantity

•	Fuel Gas H2X

•	Energy Consumption

•	Delivery Pressure

•	Mercury Level

•	Conversion Efficiency

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•	Availability

•	Utility Requirements
2.5 Task 5 — Letter of Intent for Project Development
Once the results from the above-mentioned tasks are completed, the Project Team will work with HES personnel to generate a Binding Letter of Intent for Project Development.
3.0 PRICING AND PAYMENT TERMS
The Project Team proposes to perform all tasks on a time and material basis. The estimate to complete each task and the total project is shown below:

Task 1: China Trip	$7,200 / person
Task 2: Development of Front End Loaded (FEL II) Detailed	$413,000
Cost and Preliminary Design Engineering
Task 3: Refinement of Coal Transportation and Supply	$48,750
Options
Task 4: Development of Plant Performance Guarantees	Included with
Task 2
Task 5: Letter of Intent for Project Development	To Be Determined

TOTAL (w/o China Trip)	$461,750

These estimates included all fees for professional services and expenses. B&Mc will provide HES an invoice at the beginning each month outlining, in detail, the hours expended and hourly charges for professional services and expenses incurred in the previous month.
Statements are payable upon receipt. A late payment charge of 1-1/2 percent, per month will be added to all amounts not paid within 15 days of the statement date. Any cost, including reasonable attorney’s fees, incurred by the B&Mc in collecting any delinquent amount shall be reimbursed by the HES. In the event a portion of B&Mc’s statement is disputed by HES, the undisputed portion shall be paid by HES by the due date. HES shall advise B&Mc in writing of the basis for the disputed portion of any statement.
Taxes, other than federal and state income tax assessments and Kansas City, Missouri earnings tax, as may be imposed by state and local authorities, shall be in addition to the compensation stated under “Amount of Payment.”

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4.0 SCHEDULE
The Project Team expects to complete all Tasks described above within a fourteen (14) week time period beginning with the notice to proceed from HES. All members of the project team are ready to begin this effort immediately.
If you have any questions as you review our proposal and our qualifications, please call Gary Groninger at (816) 822-4377. We appreciate your consideration of Burns & McDonnell and look forward to working with you.
SUBMITTED:

Burns & McDonnell	Date: October 31, 2006

/s/ Jeffrey Greig
By: Jeffrey Greig
Title: General Manager, Business & Technology Services

ACCEPTED:

Homeland Energy Solutions, LLC	Date: January 8, 2007

/s/ Stephen K. Eastman
By: Stephen K. Eastman
Title: President

Homeland Energy Solutions, LLC	Date: January 8, 2007

/s/ James Boeding
By: James Boeding
Title: Vice President